EXHIBIT 10.19
EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of the 4th day of September, 2007, by and between FIRST NATIONAL BANK OF NASSAU COUNTY, a national banking association (the “Employer”), and CHARLES K. WAGNER, JR., a resident of the State of Georgia (the “Executive”).

RECITALS:

The Employer desires to employ the Executive as a Senior Vice President for the Wholesale Mortgage Lending Division of the Employer and the Executive desires to accept such employment on the terms and conditions set forth herein.

In consideration of the above premises and the mutual agreements hereinafter set forth, the parties hereby agree as follows:

1.     Definitions.  Whenever used in this Agreement, the following terms and their variant forms shall have the meaning set forth below:

1.1           “Affiliate” shall mean any entity which controls another entity, is controlled by another entity, or is under common control with another entity.  For this purpose, “control” means ownership of more than fifty percent (50%) of the ordinary voting power of the outstanding equity securities of an entity.

1.2           “Agreement” shall mean this Agreement and any exhibits incorporated herein together with any amendments hereto made in the manner described in this Agreement.

1.3           “Area” shall mean the geographic area encompassed by Alabama, Florida, Georgia, North Carolina, South Carolina and Tennessee.  It is the express intent of the parties that the Area as defined herein is the area where the Executive performs services on behalf of the Employer under this Agreement as of the Effective Date.

1.4            “Business of the Employer” shall mean the business conducted by the Employer, which is the business of commercial banking.

1.5           “Cause” shall mean:

(a)          A material breach of the terms of this Agreement by the Executive, including, without limitation, failure by the Executive to perform his duties and responsibilities in the manner and to the extent required under this Agreement, which remains uncured after the expiration of fifteen (15) days following the delivery of written notice of such breach to the Executive by the Employer.  Such notice shall (i) specifically identify the duties that the Chief Executive Officer of the Employer believes the Executive has failed to perform, and (ii) state the facts upon which the Chief Executive Officer made such determination;

(b)         Conduct by the Executive that amounts to fraud, dishonesty, disloyalty or willful misconduct in the performance of his duties and responsibilities hereunder;

(c)         Arrest for, charged in relation to (by criminal information, indictment or otherwise), or conviction of the Executive during the Term of a crime involving breach of trust or moral turpitude or any felony;

(d)         Conduct by the Executive that amounts to gross and willful insubordination or inattention to his duties and responsibilities hereunder;

(e)         Receipt of any form of notice, written or otherwise, that any regulatory agency having jurisdiction over the Employer intends to institute any form of formal or informal regulatory action against (i) the Executive or (ii) the Employer, provided that the Chief Executive Officer of the Employer determines in good faith that such action involves acts or omissions by or under the supervision of the Executive or that termination of the Executive could materially advance the Employer’s compliance with the purpose of the action or would materially assist the Employer in avoiding or reducing the restrictions or adverse effect to the Employer related to the regulatory action;

(f)          The Executive purchasing securities in any corporation that results in the Executive collectively owning beneficially at any time five percent (5%) or more of the equity securities of any Competing Business; or

(g)         Executive’s removal and/or permanent prohibition from participating in the conduct of the Employer’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. 1818(e)(4) and (g)(1)).

1.6           “Competing Business” shall mean any entity (other than the Employer and its Affiliates) that is conducting business that is the same or substantially the same as the Business of the Employer.

1.7           “Confidential Information” means data and information relating to the business of the Employer and its Affiliates (which does not rise to the status of a Trade Secret) which is or has been disclosed to the Executive or of which the Executive became aware as a consequence of or through the Executive’s relationship to the Employer and its Affiliates and which has value to the Employer and its Affiliates and is not generally known to its competitors.  Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Employer or its Affiliates (except where such public disclosure has been made by the Executive without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

1.8           “Disability” shall mean that the Executive suffers from a physical or mental disability or infirmity which would constitute a disability under an accident and health plan maintained by the Employer that provides income replacement benefits or, if the Employer does not maintain such a plan, the Executive’s inability to perform the essential functions of the Executive’s job with or without reasonable accommodation as a result of a physical or mental disability or infirmity which can be expected to last for a continuous period of not less than twelve (12) months.

1.9           “Disability Period” means the period beginning on the date the Chief Executive Officer of the Employer determines that the Executive is subject to a condition that constitutes a Disability and ending on either the date that is three (3) months after such determination or the date the Executive begins receiving income replacement benefits under any accident or health plan maintained by the Employer, whichever occurs first.

1.10         “Effective Date” shall be September 4, 2007.

1.11         “Employer Information” means Confidential Information and Trade Secrets.

1.12         “Net Loan-Loss Reserves Amount” means the loan-loss reserves attributable to the Wholesale Mortgage Lending Division of the Employer, as reflected on the financial statements of the Employer, determined as of the effective date of the termination of employment of the Executive, reduced by all bad loan write-offs, early pay-offs and miscellaneous investor fees attributable to that Division as of the same date.  In this regard, whether a particular loan should be written off as a bad loan will be determined through the mutual agreement of the parties hereto; provided, however, that in the event that the parties can not arrive at a mutual agreement as to one or more such loans, the determination shall be made by the Employer by reasonably applying applicable regulatory guidelines.

1.13         “Term” shall mean the period the Agreement is in effect pursuant to Section 3.1.

1.14         “Trade Secrets” means Employer or Affiliate information including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which:

(a)         derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

(b)         is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

2.     Duties.

2.1           Position.  The Executive is employed as a Senior Vice President of the Wholesale Mortgage Lending Division of the Employer, subject to the direction of the Chief Executive Officer of the Employer or his designee(s), shall perform and discharge well and faithfully the duties and responsibilities commensurate with such position as may be assigned to him from time to time by the Employer in connection with the conduct of its business.

2.2           Full-Time Status. In addition to the duties and responsibilities specifically assigned to the Executive pursuant to Section 2.1 hereof, the Executive shall:

(a)         subject to Section 2.3, devote substantially all of his time, energy and skill during regular business hours to the performance of the duties of his employment (reasonable vacations and reasonable absences due to illness excepted) and faithfully and industriously perform such duties;

(b)         diligently follow and implement all reasonable and lawful management policies and decisions communicated to him by the Chief Executive Officer of the Employer; and

(c)         timely prepare and forward to the Chief Executive Officer of the Employer all reports and accountings as may be requested of the Executive.

2.3           Permitted Activities. The Executive shall devote his business time, attention and energies to the Business of the Employer and shall not during the Term be engaged (whether or not during normal business hours) in any other business or professional activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage, but this shall not be construed as preventing the Executive from:

(a)         subject to Section 1.5(f), investing his personal assets in any manner which will not require any services on the part of the Executive in their operation or affairs and in which his participation is solely that of an investor; and

(b)         participating in civic and professional affairs and organizations and conferences, preparing or publishing papers or books, teaching or serving on the board of directors of an entity so long as the Chief Executive Officer of the Employer approves in writing of such activities prior to the Executive’s engaging in them.

3.     Term and Termination.

3.1           Term.  This Agreement shall begin as of the Effective Date and shall continue through the third anniversary of the Effective Date.  Beginning on the third anniversary of the Effective Date, and on each subsequent anniversary of the Effective Date thereafter, the Term shall be extended for a successive twelve-month period unless and until either party gives written notice to the other of its or his intent not to extend this Agreement with such written notice to be given not less than ninety (90) days prior to any such anniversary date, in which case this Agreement shall terminate at the end of the Term then in effect as of the date of such notice.  Notwithstanding the foregoing, the Term shall end at such earlier date that the Executive’s employment is terminated pursuant to Section 3.2 hereof.

3.2           Termination.  During the Term, the employment of the Executive under this Agreement may be terminated only as follows:

3.2.1  By the Employer:

(a)           For Cause, upon written notice to the Executive subject to compliance with Section 1.5 hereof,

(b)           Upon expiration of the Disability Period; or

(c)           Without Cause at any time.

 3.2.2  By the Executive for any reason, provided that the Executive shall give the Employer sixty (60) days’ prior written notice of his intent to terminate.

3.2.3  At any time upon mutual, written agreement of the parties or upon a failure of the parties either to: (a) amend the Agreement within thirty (30) days of an assignment contemplated by Section 13(a); or (b) agree that no such amendment is necessary.

3.2.4   Upon expiration of the Term.

3.2.5   Notwithstanding anything in this Agreement to the contrary, the Term shall end automatically upon the Executive’s death.

3.3           Effect of Termination.

3.3.1  Upon termination of the Executive’s employment hereunder for any reason, the Employer shall have no further obligation to the Executive or the Executive’s estate with respect to this Agreement, except for the payment of any Base Salary due and owing under Section 4.1 on the effective date of the termination of employment, a pro rata payment of the incentive compensation that otherwise would have been paid to the Executive under Section 4.2 for the calendar quarter in which the termination of employment occurred, reimbursement under Section 4.3 of expenses incurred as of the effective date of termination, and a payment equal to twenty-five percent (25%) the Net Loan-Loss Reserves Amount.  Payment of the portion of the Net Loan Loss Reserve Amount due shall be made within the thirty (30) day period commencing upon the expiration of twelve (12) months following the effective date of the Executive’s termination of employment.

3.3.2  Notwithstanding any other provision of this Agreement to the contrary, as a condition of the Employer’s payment of any amount in connection with a termination of the Executive’s employment, the Executive must execute a release agreement in such form as is acceptable to the Employer within such period of time following termination of employment as is permitted by the Employer and not timely revoke the release agreement during any revocation period provided pursuant to the terms of the release agreement.

3.3.3  Notwithstanding any provision in this Agreement to the contrary and only to the extent applicable, any payments otherwise payable to the Executive within the first six (6) months following the effective date of his termination of employment shall be suspended until the sixth-month anniversary of the Executive’s termination of employment if, immediately prior to the Executive’s termination of employment, the Executive is determined to be a “specified employee” of the Employer within the meaning of Code Section 409A(a)(2)(B)(i) and the amounts so payable constitute deferrals of compensation within the meaning of Code Section 409A and the regulations promulgated thereunder.

3.3.4  Notwithstanding anything contained in this Agreement to the contrary, no payments shall be made pursuant to Sections 3.3.1 or any other provision herein in contravention of  the requirements of Section 2[18(k)] of the FDIA (12 U.S.C. 1828(k)).

                 3.4         Regulatory Action.

(a)         If the Executive is removed and/or permanently prohibited from participating in the conduct of the Employer’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the FDIA (12 U.S.C. 1818(e)(4) and (g)(1)), all obligations of the Employer under this Agreement shall terminate, as of the effective date of such order, except for the payment of Base Salary due and owing under Section 4.1 on the effective date of said order, and reimbursement under Section 4.3 of expenses incurred as of the effective date of termination.

(b)         If the Executive is suspended and/or temporarily prohibited from participating in the conduct of the Employer’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the FDIA (12 U.S.C. 1818(e)(3) and (g)(1)), all obligations of the Employer under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Employer shall (i) pay the Executive all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(c)          If the Employer is in default (as defined in Section 3(x)(1) of the FDIA), all obligations under this Agreement shall terminate as of the date of default, but the vested rights of the parties shall not be affected.

(d)         All obligations under this Agreement shall be terminated, except to the extent a determination is made that continuation of the contract is necessary for the continued operation of the Employer (i) by the director of the Federal Deposit Insurance Corporation (the “FDIC”) or his or her designee (the “Director”), at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Employer under the authority contained in 13(c) of the FDIA; or (ii) by the Director, at the time the Director approves a supervisory merger to resolve problems related to operation of the Employer when the Employer is determined by the Director to be in an unsafe and unsound condition.  Any rights of the Executive that have already vested, however, shall not be affected by such action.

4.     Compensation.  The Executive shall receive the following salary and benefits during the Term, except as otherwise provided below:

4.1           Base Salary.  The Executive shall be compensated at a monthly rate of Seven Thousand Dollars ($7,000.00) (the “Monthly Base Salary”).  The Executive’s Monthly Base Salary shall be reviewed by the Chief Executive Officer of the Employer at least annually, and the Executive shall be entitled to receive annually an increase in such amount, if any, as may be determined by the Chief Executive Officer based on his evaluation of the Executive’s performance, subject to any necessary or desired approval of such adjustment by the Board of Directors of the Employer or any committee thereof.  In addition to Monthly Base Salary, the Employer shall also pay the Executive a monthly amount equal to the Executive’s share, if any, of the cost of coverages under the group health, dental, life and long-term disability plan(s), as may be maintained by the Employer from time to time, and as to which the Executive is then a participant; provided, however, that such monthly amount shall in no event exceed Four Hundred and Fifty Dollars ($450.00).  The amounts payable to the Executive pursuant to this Section 4.1 shall be payable in accordance with the Employer’s normal payroll practices.

4.2           Incentive Compensation.  The Executive shall be eligible to receive incentive compensation in accordance with this Section 4.2.  Commencing with the calendar quarter beginning October 1, 2007, the Executive shall be paid twenty-five percent (25%) of the quarterly net profits before taxes of the Wholesale Mortgage Lending Division of the Employer, reduced by the accumulated Monthly Base Salary amounts previously paid to the Executive that have not been applied to the reduction of quarterly net profits before taxes for any calendar quarter preceding the calendar quarter for which the then current calculation is being made.  For any calendar quarter for which incentive compensation is payable to the Executive in which the foregoing calculation produces a negative number, that negative number shall be the starting point for determining quarterly net profits before taxes for the next succeeding calendar quarter.  Incentive compensation payable for any calendar quarter pursuant to this Section 4.2 shall be paid within thirty (30) days following the last day of the calendar quarter for which the calculation is being made.  The net profits before taxes attributable to the Wholesale Mortgage Lending Division will be determined with the assistance of the pro forma income statement attached hereto as Exhibit “A.”

4.3           Business Expenses; Memberships.  The Employer specifically agrees to reimburse the Executive for reasonable and necessary business (including travel) expenses incurred by the Executive in the performance of his duties hereunder, as approved by the Chief Executive Officer of the Employer; provided, however, that the Executive shall, as a condition of reimbursement, submit verification of the nature and amount of such expenses in accordance with reimbursement policies from time to time adopted by the Employer and in sufficient detail to comply with rules and regulations promulgated by the Internal Revenue Service.  The Executive acknowledges that the Employer makes no representation with respect to the taxability or nontaxability of the benefits provided under this Section.

4.4           Vacation.  The Executive shall be entitled to paid vacation in accordance with the Employer’s vacation policy as the same may be in effect from time to time during the Term, but in no event shall such vacation time be less than three (3) weeks.

4.5           Disability.  In the event the Chief Executive Officer of the Employer determines that the Executive is subject to a condition that constitutes a Disability, the Employer shall continue paying compensation and benefits to the Executive in accordance with the terms of its disability policies generally in effect from time to time during the Term.

4.6           Benefits.  In addition to the benefits specifically described in this Agreement, the Executive shall be entitled to such benefits as may be available from time to time to executives of the Employer similarly situated to the Executive.  All such benefits shall be awarded and administered in accordance with the Employer’s standard policies and practices.  Such benefits may include, by way of example only, 401(k), disability insurance benefits, sick leave and such other benefits as the Employer deems appropriate.

4.7           Withholding.  The Employer may deduct from each payment of compensation hereunder all amounts required to be deducted and withheld in accordance with applicable federal and state income tax, FICA and other withholding requirements.

5.     Employer Information.

5.1           Ownership of Employer Information.   All Employer Information received or developed by the Executive while employed by the Employer will remain the sole and exclusive property of the Employer.

5.2           Obligations of the Executive.  The Executive agrees:

 (a)        to hold Employer Information in strictest confidence;

(b)	not to use, duplicate, reproduce, distribute, disclose or otherwise disseminate Employer Information or any physical embodiments of Employer Information; and

(c)
in any event, not to take any action causing or fail to take any action necessary in order to prevent any Employer Information from losing its character or ceasing to qualify as Confidential Information or a Trade Secret.

In the event that the Executive is required by law to disclose any Employer Information, the Executive will not make such disclosure unless (and then only to the extent that) the Executive has been advised by independent legal counsel that such disclosure is required by law and then only after prior written notice is given to the Employer when the Executive becomes aware that such disclosure has been requested and is required by law.  This Section 5 shall survive for a period of twelve (12) months following termination of this Agreement for any reason with respect to Confidential Information, and shall survive termination of this Agreement for any reason for so long as is permitted by applicable law, with respect to Trade Secrets.

5.3           Delivery upon Request or Termination.  Upon request by the Employer, and in any event upon termination of his employment with the Employer, the Executive will promptly deliver to the Employer all property belonging to the Employer and its Affiliates, including, without limitation, all Employer Information then in his possession or control.

6.     Non-Competition.  The Executive agrees that during his employment by the Employer hereunder and, in the event of his termination of employment for any reason other than (i) an involuntary termination of employment by the Employer without Cause or (ii) an involuntary termination of employment for Cause pursuant to Section 1.5(e)(ii) provided that the basis for any such regulatory action against the Employer is not attributable to any actions or inactions of the Executive, for a period of twelve (12) months thereafter, he will not (except on behalf of or with the prior written consent of the Employer), within the Area, either directly or indirectly, on his own behalf or in the service or on behalf of others, perform for any Competing Business any services which are the same as or essentially the same as the services he provided for the Employer.

7.     Non-Solicitation of Customers.  The Executive agrees that during his employment by the Employer hereunder and, in the event of his termination of employment for any reason other than (i) an involuntary termination of employment by the Employer without Cause or (ii) an involuntary termination of employment for Cause pursuant to Section 1.5(e)(ii) provided that the basis for any such regulatory action against the Employer is not attributable to any actions or inactions of the Executive, for a period of twelve (12) months thereafter, he will not (except on behalf of or with the prior written consent of the Employer) on his own behalf or in the service or on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate, any business from any of the Employer’s customers, including prospective customers actively sought by the Employer, with whom the Executive has or had material contact during the last two (2) years of his employment, for purposes of providing products or services that are competitive with those provided by the Employer.

8.     Non-Solicitation of Employees.  The Executive agrees that during his employment by the Employer hereunder and, in the event of his termination of employment for any reason other than (i) an involuntary termination of employment by the Employer without Cause or (ii) an involuntary termination of employment for Cause pursuant to Section 1.5(e)(ii) provided that the basis for any such regulatory action against the Employer is not attributable to any actions or inactions of the Executive, for a period of twelve (12) months thereafter, he will not on his own behalf or in the service or on behalf of others, solicit, recruit or hire away or attempt to solicit, recruit or hire away, any employee of the Employer with whom the Executive had material contact during the last two (2) years of his employment, whether or not:

•	such employee is a full-time employee or a temporary employee of the Employer,
•	such employment is pursuant to written agreement, or
•	such employment is for a determined period or is at will.

9.     Remedies.  The Executive agrees that the covenants contained in Sections 5 through 8 of this Agreement are of the essence of this Agreement; that each of the covenants is reasonable and necessary to protect the business, interests and properties of the Employer, and that irreparable loss and damage will be suffered by the Employer should he breach any of the covenants.  Therefore, the Executive agrees and consents that, in addition to all the remedies provided by law or in equity, the Employer shall be entitled to a temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated breach of any of the covenants.  Furthermore, in addition to any other remedies, the Executive agrees that any violation of the covenants in Sections 5 through 8 will result in the immediate forfeiture of any remaining payment that otherwise is or may become due under Section 3.3.1, if applicable.  The Executive further agrees that should he breach any of the covenants contained in Sections 5 through 8 of this Agreement, he shall repay to the Employer a portion of any amounts previously received by the Executive pursuant to Section 3.  The amount to be repaid shall be equal to the aggregate amount payable (whether or not paid) multiplied by a fraction the numerator of which shall be twelve (12) minus the number of consecutive, full calendar months immediately following the Executive’s termination of employment during which the Executive was not in breach of Sections 5 through 8 of this Agreement and the denominator of which is twelve (12).  The Employer and the Executive agree that all remedies available to the Employer or the Executive, as applicable, shall be cumulative.

10.   Severability.  The parties agree that each of the provisions included in this Agreement is separate, distinct and severable from the other provisions of this Agreement and that the invalidity or unenforceability of any Agreement provision shall not affect the validity or enforceability of any other provision of this Agreement.  Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law or public policy, the provision shall be redrawn to make the provision consistent with, and valid and enforceable under, the law or public policy.

11.   No Set-Off by the Executive.  The existence of any claim, demand, action or cause of action by the Executive against the Employer whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of any of its rights hereunder.

12.   Notice.  All notices, requests, waivers and other communications required or permitted hereunder shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

If to the Employer:                              1891 South 14th Street
           Fernandina Beach, FL  32034
           Attn:  Chief Executive Officer

If to the Executive:                              [ADDRESS]

or such other address or to the attention of such other person as the recipient parties shall have specified by prior written notice to the sending party.  All such notices, requests, waivers and other communications shall be deemed to have been effectively given:  (a) when personally delivered to the parties to be notified; (b) when sent by confirmed facsimile to the parties to be notified; (c) five (5) business days after deposit in the United States Mail postage prepaid by certified or registered mail with return receipt requested at any time other than during a general discontinuance of postal service due to strike, lockout, or otherwise (in which case such notice, request, waiver or other communication shall be effectively given upon receipt) and addressed to the parties to be notified as set forth above; or (d) one (1) business day after deposit with a national overnight delivery service, postage prepaid, addressed to the parties to be notified as set forth above with next-business-day delivery guaranteed. A party may change its or his notice address given above by giving the other parties ten (10) days’ written notice of the new address in the manner set forth above.

13.   Assignment.

(a)         The rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Employer, as applicable, but this Agreement shall not be otherwise assignable by the Employer without the Executive’s written consent.  In the event this Agreement is assigned to a successor of the Employer or to an Affiliate of the Employer, the parties hereby agree to such reasonable modifications of the Agreement to reflect any reorganization of the Wholesale Mortgage Lending Division that may occur in connection with any such assignment.

(b)         The Agreement is a personal contract and the rights and interest of the Executive may not be assigned by him.  This Agreement shall inure to the benefit of and be enforceable by the Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

14.   Waiver.  A waiver by one party to this Agreement of any breach of this Agreement by the other party to this Agreement shall not be effective unless in writing, and no waiver shall operate or be construed as a waiver of the same or another breach on a subsequent occasion.

15.   Arbitration.  Except as provided in Section 17 hereof, any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association.  Judgment upon the award rendered by the arbitrator may be entered only in a federal or state court located in or otherwise embracing Nassau County, Florida.  The parties agree that such shall be a proper forum in which to adjudicate such case or controversy and the parties consent to waive any objection to the jurisdiction or venue of such court(s). The Employer and the Executive agree to share equally the fees and expenses associated with the arbitration proceedings.

Executive must initial here: /s/ CKW.

16.   Attorneys’ Fees.  In the event that the parties have complied with this Agreement with respect to arbitration of disputes and litigation ensues between the parties concerning the enforcement of an arbitration award, the party(s) prevailing in such litigation shall be entitled to receive from the other party(s) all reasonable costs and expenses, including without limitation attorneys’ fees, incurred by the prevailing party(s) in connection with such litigation, and the other party(s) shall pay such costs and expenses to the prevailing party(s) promptly upon demand by the prevailing party(s).

17.   Applicable Law and Choice of Forum.  This Agreement shall be construed and enforced under and in accordance with the laws of the State of Florida.  The parties agree that any appropriate federal or state court located in or otherwise embracing Nassau County, Florida shall have exclusive jurisdiction of any case or controversy arising under or in connection with Sections 5 through 9 of this Agreement and shall be a proper forum in which to adjudicate such case or controversy.  The parties consent and waive any objection to the jurisdiction or venue of such courts.

18.   Interpretation.  Words importing any gender include all genders.  Words importing the singular form shall include the plural and vice versa.  The terms “herein”, “hereunder”, “hereby”, “hereto”, “hereof” and any similar terms refer to this Agreement.  Any captions, titles or headings preceding the text of any article, section or subsection herein are solely for convenience of reference and shall not constitute part of this Agreement or affect its meaning, construction or effect.

19.   Entire Agreement.  This Agreement embodies the entire and final agreement of the parties on the subject matter stated in this Agreement.  No amendment or modification of this Agreement shall be valid or binding upon the Employer or the Executive unless made in writing and signed by all parties.  All prior understandings and agreements relating to the subject matter of this Agreement are hereby expressly terminated.

20.   Rights of Third Parties.  Nothing herein expressed is intended to or shall be construed to confer upon or give to any person, firm or other entity, other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of this Agreement.

21.   Survival.  The obligations of the Executive pursuant to Sections 5, 6, 7, 8 and 9 shall survive the termination of the employment of the Executive hereunder for the period designated under each of those respective sections.

22.   Representation Regarding Restrictive Covenants.  The Executive represents that he is not and will not become a party to any noncompetition or nonsolicitation agreement or any other agreement which would prohibit him from entering into this Agreement or providing the services for the Employer contemplated by this Agreement on or after the Effective Date.  In the event the Executive is subject to any such agreement, this Agreement shall be rendered null and void and the Employer shall have no obligations to the Executive under this Agreement.

IN WITNESS WHEREOF, the Employer and the Executive have executed and delivered this Agreement as of the date first shown above.

First National Bank of Nassau County

By:	By: /s/ Michael G. Sanchez
Signature

Michael G. Sanchez
Print Name

President
Title

/s/ Charles K. Wagner, Jr.
Charles K. Wagner, Jr.

Date: August 13, 2007

Exhibit “A”

Pro Forma Income Statement

P&L

Revenue

Gain on Sale
Hedge Gain/Loss
Admin Fee Collected
Interest Income
Interest Expense
Net Interest Income

Total Revenue

Expenses
Sales
Commissions
SA Salary
Sales Manager
FICO Match
Benefits
Total

Operation Staff Expense
Salaries
Benefits
FICO Match
Incentive
Total

Administration Staff Expense
Salaries
Benefits
FICO match
Total

Total Salary/Benefit

Overhead
Rent
Utilities/misc
Equipment
Phones
Furniture
Travel
Software
Total Overhead

Origination Expense
Primary Marketing
Deliv Fees
Licensing
Tax Service
Flood
Credit
QA
Appraisal
Total Origination Expenses
Misc

Total Expenses

Net Income

Loan Loss Reserve
Reserve Total

Pre Tax Net Income